Exhibit 21.1 Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Fonar Corporation and Subsidiaries on Form S-8 (File No. 333-168771 and File No. 333-122859) of our report dated October 15, 2013, with respect to our audits of the consolidated financial statements of Fonar Corporation and Subsidiaries as of June 30, 2013 and 2012 and for the years then ended, which report is included in this Annual Report on Form 10-K of Fonar Corporation and Subsidiaries for the year ended June 30, 2013.

/s/ Marcum llp

Marcum llp

New York, New York

October 15, 2013